Exhibit 8.2

812 SAN ANTONIO STREET SUITE 600 AUSTIN, TEXAS 78701 TEL 512 • 583 • 5900 FAX 512 • 583 • 5940

September 16, 2020

Empire Bancorp, Inc.

1707 Veterans Highway

Islandia, New York 11749

Ladies and Gentlemen:

We have acted as special counsel to Empire Bancorp, Inc., a New York corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (“Company”), in connection with the proposed merger of Lighthouse Acquisition Co., Inc. (“Merger Sub”) with and into the Company, and the related merger of the Company with and into Flushing Financial Corporation, a New York corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (“Flushing”), in a series of related transactions (collectively, the “Merger”) pursuant to that certain Agreement and Plan of Merger dated as of October 24, 2019, as amended on December 6, 2019 and August 14, 2020, by and among Flushing, Merger Sub and the Company (the “Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement. At your request, we are rendering our opinion concerning certain United States federal income tax matters relating to the Merger.

In providing our opinion, we have examined and relied upon the Agreement, the Form S-4 filed by Flushing with the U.S. Securities and Exchange Commission (“Commission”) on December 9, 2019 (including the proxy statement/prospectus contained therein, as amended or supplemented through the date hereof, the “Registration Statement”), the representation letters of Flushing and the Company delivered to us for purposes of rendering our opinion stated herein (the “Representation Letters”) and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, (iii) the factual statements and representations made by Flushing and the Company in their respective Representation Letters are true, complete and correct as of the date hereto and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statements and representations made in the Representation Letters “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (v) Flushing, the Company and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above-described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations contained herein and in the proxy statement/prospectus included in the Registration Statement (i) it is our opinion that, for U.S. federal income tax purposes, it is more likely than not that the Merger, when consummated in accordance with the terms of the Agreement and the Registration Statement, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) we hereby confirm that, insofar as it relates to matters of U.S. federal income tax law, the legal discussion under the heading “Material U.S. Federal Income Tax Consequences of the Merger” is our opinion.

Empire Bancorp, Inc.

September 16, 2020

Other than as set forth above, we express no opinion on any issue relating to (i) the tax consequences of the transactions contemplated by the Agreement, (ii) the appropriate method to determine fair market value of any stock or other consideration received in any sale or exchange, and (iii) the laws of any jurisdiction other than the federal laws of the United States of America. Our opinion relates solely to material United States federal income tax consequences of the Merger, and no opinion is implied or should be inferred beyond those matters. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

Although we may have acted as counsel to the Company in connection with certain matters other than the Merger, our engagement is limited to certain matters about which we have been consulted. Consequently, there may exist matters of a factual or legal nature involving the Company as to which we have not been consulted and have not represented the Company. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. This opinion letter is delivered solely for the benefit of the Company in connection with the Agreement, and no other party or entity is entitled to rely hereon without the express prior written consent of this firm.

We are furnishing this opinion in connection with the closing of the transactions contemplated by the Agreement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.2 to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Fenimore, Kay, Harrison & Ford, LLP